                                                                   Exhibit 10.29
                    THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT ("Amendment") is made this 8th day of April, 1999, by and between CONVERGENT COMMUNICATIONS, INC., a Colorado corporation ("Employer" or the "Company") and JOHN J. PHIBBS ("Employee").

     A. The Parties have entered into that certain Employment Agreement dated March 3, 1997 as amended by the First Amendment to Employment Agreement dated April 13, 1998 and as further amended by the Second Amendment to Employment Agreement dated February 1, 1999 (collectively the "Agreement");

     B. The Parties desire to amend and modify certain of the terms and conditions of the Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and in the Agreement, the Parties agree as follows:

     1.  Termination. Section 5 of the Agreement is hereby deleted in its
         -----------
entirety and the following new Section 5 is inserted in its place:

    "5.  Termination.
         -----------

         5.1 If, during the Term of this Agreement, Employee dies or is prevented from performing his duties by reason of illness or incapacity for one hundred forty (140) days in any one hundred eighty (180) day period, the Company may terminate this Agreement, upon thirty (30) days prior notice thereof to Employee or his duly appointed legal representative.

          5.2 The Company or the Employee may terminate this Agreement upon at least thirty (30) days prior notice to Employee upon the happening of any of the following events ("Change of Control Event"):

               5.2.1 The sale by the Company of substantially all of its assets to a single purchaser or associated group of purchasers who are not affiliates of the Company. For the purposes of this Agreement, the term "affiliate" means a person, firm or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

               5.2.2 The sale, exchange or other disposition in one transaction of eighty percent (80%) or more of the outstanding voting stock of the Company to or with a person, firm or corporation not then an affiliate of the Company.

               5.2.3 The merger or consolidation of the Company in a transaction not involving an affiliate of the Company in which the shareholders of the Company receive less than fifty percent (50%) of the outstanding voting stock of the new continuing corporation.

               5.2.4 A bona fide decision by the Company to terminate its business and liquidate its assets (but only if such liquidation is not part of a plan to carry on the Company's business through its shareholders).

          5.3 The Company may terminate this Agreement at any time for gross negligence or non-performance by Employee of any duty as an employee of the Company which continues for a period of thirty (30) days after written notice specifying such negligence or non-performance.

          5.4 The Company may terminate this Agreement immediately upon the intentional commission of a violation of any federal law, rule or regulation, or any theft, fraud, embezzlement or similar crime involving the commission of any felony, or for a material breach of any obligation or covenant created by or under this Agreement.

          5.5 Employer or Employee may terminate this Agreement without cause upon at least thirty (30) days prior notice.

          5.6  Termination Fees.  In the event that this Agreement is
               ----------------
     terminated pursuant to this Section 5, Employer shall pay Employee a Termination Fee as described below.

               5.6.1 If this Agreement is terminated by the Company under subsections 5.1 or 5.5 above during the Term, or any renewal term, the Company (i) shall continue to pay Employee's monthly base salary, as shall be in effect on the termination date, for a period of twenty-four (24) months following the date of termination, and (ii) shall continue to provide Employee with benefits coverage, including, without limitation, coverage under life, health, accident, and disability plans, for a period of twenty-four (24) months following the date of termination.

               5.6.2 If this Agreement is terminated within twelve (12) months following a Change of Control Event as described in subsection 5.2 above either (a) by the Company or (b) by the Employee for Good Reason (as defined below), (i) the Company shall continue to pay Employee's monthly base salary, as shall be in effect on the termination date, for a period of twenty-four (24) months following the date of termination; (ii) the Company shall continue to provide Employee with benefits coverage, including, without limitation, coverage under life, health, accident, and disability plans, for a period of twenty-four (24) months following the date of termination; (iii) the Company shall pay Employee any incentive bonus earned by Employee pursuant to Section 3.2, if any, and (iv) vesting of Employee's stock options, if any, shall be accelerated such that all stock options granted to Employee will vest as of the date of termination.

               5.6.3 For purposes of this Agreement, "Good Reason" shall mean, without the Employee's express written consent, the occurrence within twelve (12) months after a Change of Control Event of any of the following circumstances, unless in the case of clauses (i), (v), or (vi), such circumstances are fully corrected within five (5) days following notice to the Company:

                          (i). The assignment to the Employee of any duties usually performed by an employee or individual of status subordinate to that of the Employee's position, or a substantial alteration in the nature or status of the Employee's responsibilities from those in effect immediately prior to a Change of Control Event;

                          (ii). A reduction by the Company in the Employee's annual base salary as then in effect;

                          (iii). A new company requirement is instituted which requires the Employee to change his work location to a location greater than fifty (50) miles from Employee's work location immediately prior to the institution of the requirement, but not including a requirement that the Employee travel on the Company's business to an extent substantially consistent with his present business travel obligations;

                          (iv). The failure by the Company, without the Employee's consent, to pay to the Employee any portion of his compensation, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due, unless such failure to pay is reasonably in dispute by the Company;

                          (v). The failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change of Control Event which is material to the Employee's total compensation, or any substitute plans adopted prior to the Change of Control Event, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change of Control Event, or the failure by the Company to continue the Employee's participation therein;

                          (vi). The failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company's pension, life insurance, medical, health and accident, or disability plan in which the Employee was participating at the time of a Change of Control Event; the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change of Control Event; or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled pursuant to the greater of
     (a) this Agreement or (b) the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change of Control Event.

          The Employee's right to terminate his employment pursuant to this subsection shall not be affected by his incapacity due to physical or mental illness. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

               5.6.4 No Termination Fee shall be paid to Employee in the event that this Agreement is terminated for any other reason, including, without limitation, pursuant to subsections 5.3 and 5.4 herein."

     2.  Covenant Not to Compete.  Section 6.1 of the Agreement shall be
         -----------------------
amended to provide that the covenant not to compete shall be for a period of twenty-four (24) months. Employee acknowledges that this restriction is reasonable and that the increase in the Termination Fee from twelve months to twenty-four months is adequate consideration for this change in the covenant.

     3.  Other Terms and Conditions.  All other terms and conditions of the
         --------------------------
Agreement shall remain in full force and effect, as if fully stated herein.

     4.  Capitalized Terms.  Capitalized terms, and other defined terms, shall
         -----------------
have the same meaning as that accorded to them in the Agreement, unless the context requires otherwise.

     5.  Conflict.  If there are any conflicting terms or conditions between the
         --------
terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

CONVERGENT COMMUNICATIONS, INC., JOHN J. PHIBBS a Colorado corporation


By        /s/ John R. Evans                     /s/ John J. Phibbs
  ----------------------------------  -----------------------------------

Its:  Chairman and Chief Executive Officer